EXHIBIT 99

PRESS RELEASE  DATED JULY 23, 2003

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RESULTS FOR SECOND QUARTER 2003;

EARNINGS OF $39 MILLION, OR $0.72 PER DILUTED SHARE

MINNEAPOLIS, July 23, 2003 - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.72 per share for the second quarter ended June 30, 2003, in line with the company’s revised second quarter guidance and down 12 percent from the prior year’s earnings of $0.82 per share.  Second quarter net sales increased 15 percent to a record $670 million from $585 million in the prior year.  Excluding the impact of acquisitions made during 2002, net sales increased by 4 percent.

“Changes in sales mix significantly impacted our business during the second quarter,” said Jeff Curler, Bemis Company President and Chief Executive Officer.  “In our high barrier product line, customers implemented working capital initiatives that slowed sales.  Lower volumes in our polyethylene product lines were driven by a number of factors, including weather related weakness in seasonal packaging needs for bottled water, ice cubes, and lawn and garden markets.  Our paper product line also experienced decreased sales in packaging for industrial end markets like cement, fertilizer and chemicals.”

“This month, we have made decisions about our capacity needs and have started the process of closing three flexible packaging manufacturing facilities,” said Curler.  “This restructuring effort will reduce fixed costs, take out monolayer film capacity, and direct production volume to more efficient facilities.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represents 79 percent of total company net sales, reported net sales of $532 million in the second quarter, an increase of 16.6 percent compared to the same quarter in 2002.  Excluding the impact of acquisitions, net sales increased about 3.5 percent.  Operating profit for the second quarter was $70 million, down 9.2 percent from the second quarter of 2002.  As a percentage of net sales, operating profit decreased to 13.1 percent from 16.9 percent a year ago.   Increased raw material costs and competitive pricing pressures coupled with reduced production efficiencies in polyethylene and paper packaging product lines adversely impacted margins this quarter.  In addition, pension expense has increased from 2002 levels, and increased sales from less profitable European plants reduced margins compared to last year.

 “Our high barrier product teams continue to do an outstanding job of introducing our new film technology to the marketplace, creating packages that offer superior performance to support our customers,” said Curler.  “While we are pleased with the unit volume growth in specific high barrier markets, we were disappointed to see margins decrease.  We expect high barrier sales volume to increase sequentially during the third quarter as customer inventory adjustments are completed and normal order patterns are restored.

Our polyethylene packaging product line experienced a decrease in unit volume during the second quarter.  While some decrease occurred as customers adjusted their order patterns in reaction to second quarter price increases, sales of bottled water overwrap, packaging for ice cubes, and packaging for lawn and garden products were lower than expected.  Extruded polyethylene products continued to experience strong price competition and weak demand from industrial markets during the second quarter.  We are taking the appropriate steps to reduce costs and improve production efficiencies by taking out capacity where it makes sense.

Paper packaging product orders from industrial market customers were also weaker in the second quarter, but we have seen improvement in the month of July and expect sales during the third quarter to strengthen.”

In July 2003, the Company announced its intention to close three flexible packaging plants:  Murphysboro, Illinois; Union City, California; and Prattville, Alabama.  The closure of these plants will reduce fixed costs and improve capacity utilization elsewhere in the company.   Preliminary estimates of restructuring and related charges associated with the plant closing activities range from $11 to $13 million, or $0.12 to $0.15 per diluted share, for the third quarter; $2 to $3 million, or $0.02 to $0.03 per diluted share, for the fourth quarter; and approximately $1 million in 2004.

Pressure Sensitive Materials

Second quarter net sales from the pressure sensitive materials business segment were $138 million, a 7.4 percent increase from the second quarter of 2002 primarily reflecting the benefits of translation of European currency.  This segment contributed operating profit of $6.0 million or 4.3 percent of net sales for the quarter.  These results are lower than the operating profit of $7.2 million or 5.6 percent of net sales recorded in the second quarter of 2002.

On August 21, 2002, the Company announced an agreement to sell its pressure sensitive materials business segment to UPM-Kymmene for $420 million.  The European regulatory agency approved the transaction on October 16, 2002.  On April 15, 2003, the U.S. Department of Justice filed a civil complaint to block the proposed sale of this business to UPM-Kymmene, citing their concern that the sale would reduce competition in the production of bulk paper labelstock for use in variable information printing and prime labeling.  The companies are awaiting the results of a hearing that was completed in mid-June related to the Department of Justice complaint.  A decision is expected in the near future.

Commenting on the results of the pressure sensitive materials business segment, Curler said, “This business continues to operate in a very competitive environment.  The uncertainties of the pending transaction have hampered our ability to maximize our return in this business segment.  If the court permits the transaction with UPM-Kymmene, it is our intent to close the transaction as soon as practical.  If the court grants the Department of Justice an injunction to block our transaction, Bemis and UPM-Kymmene have agreed to terminate our purchase and sales agreement and Bemis will continue to run the business.  The second quarter results reflect an improvement in sales mix compared to the first quarter of 2003, however we expect this segment to continue to perform below the comparative quarterly results of 2002 for the remainder of the year.”

Capital Structure

Total debt at June 30, 2003 was $692 million, compared to $724 million at December 31, 2002.  Debt to total capitalization of 37 percent at June 30, 2003 reflects an improvement from 40 percent at December 31, 2002 and 39 percent at March 31, 2003.  Strong cash flow during the second quarter was used to reduce commercial paper outstanding.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $64.5 million or 9.6 percent of net sales for the second quarter of 2003 compared to $60.4 million or 10.3 percent of net sales for the comparable prior year period.  Legal fees and associated costs of $2.5 million related to the ongoing efforts to complete the transaction with UPM-Kymmene were expensed during the second quarter of 2003.

2003 Earnings Outlook

Bemis expects third quarter 2003 diluted earnings to range from $0.60 to $0.68 per share, including estimated restructuring and related charges of $0.12 to $0.15 per diluted share.  For the full year 2003, management expects to deliver diluted earnings per share in the $2.72 to $2.86 range, including restructuring and related charges ranging from $0.14 to $0.18 per diluted share.  These estimates include a full year of operating results for the pressure sensitive materials business segment.

Management continues to expect capital expenditures for 2003 to range from $110 to $120 million.  These expenditures include investments in new high barrier product capacity that will position the Company to meet customer demand for new technology and achieve its objectives for sales and earnings growth in the future.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its second quarter 2003 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2002 net sales of $2.4 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s  pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 56 manufacturing facilities in 10 countries around the world.  More  information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2002.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	June 30, 2003	Dec 31, 2002
ASSETS

Cash	$85,556	$56,401
Accounts receivable, net	340,240	321,790
Inventories, net	325,114	308,344
Prepaid expenses	37,856	35,120
Total current assets	788,766	721,655

Property and equipment, net	907,415	909,953

Goodwill	451,280	448,009
Other intangible assets, net	73,773	76,176
Deferred charges and other assets	107,545	100,857
Total	632,598	625,042

TOTAL ASSETS	$2,328,779	$2,256,650

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,017	$3,516
Short-term borrowings	6,605	1,714
Accounts payable	233,352	230,468
Accrued salaries and wages	62,847	71,610
Accrued income and other taxes	25,102	18,545
Total current liabilities	328,923	325,853

Long-term debt, less current portion	684,100	718,277
Deferred taxes	110,300	106,050
Deferred credits and other liabilities	149,660	143,056
Total liabilities	1,272,983	1,293,236

Minority interest	5,219	4,440

Stockholders’ equity:
Common stock issued (61,513,910 and 61,344,887 shares)	6,151	6,134
Capital in excess of par value	254,672	248,206
Retained income	1,097,018	1,052,475
Other comprehensive income (loss)	(56,920)	(97,497)
Treasury common stock (8,401,149 and 8,401,149 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,050,577	958,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,328,779	$2,256,650

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities
Net income	$74,267	$78,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,573	58,615
Minority interest in net income	388	397
Stock award compensation	6,177	7,792
Deferred income taxes	3,525	5,398
Loss (income) of unconsolidated affiliated companies	(688)	1,360
Loss (gain) on sales of property and equipment	141	404
Changes in working capital, net of effects of acquisitions	(14,963)	(12,190)
Net change in deferred charges and credits	2,642	(8,650)

Net cash provided by operating activities	137,062	132,012

Cash flows from investing activities
Additions to property and equipment	(46,930)	(32,645)
Business acquisition adjustments, net of cash acquired	(1,185)	62
Proceeds from sales of property and equipment	75	151

Net cash used in investing activities	(48,040)	(32,432)

Cash flows from financing activities
Change in long-term debt	(39,777)	(56,317)
Change in short-term debt	2,229	(3,572)
Cash dividends paid to stockholders	(29,724)	(27,508)
Stock incentive programs	213

Net cash used in financing activities	(67,059)	(87,397)

Effect of exchange rates on cash	7,192	1,401

Net increase in cash	29,155	13,584

Cash balance at beginning of year	56,401	35,101

Cash balance at end of period	$85,556	$48,685

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net sales	$670,165	$584,774	$1,308,724	$1,137,451

Costs and expenses:
Cost of products sold	533,932	444,734	1,041,291	877,187
Selling, general and administrative expenses	64,489	60,438	130,319	115,523
Research and development	6,046	4,724	11,102	8,316
Interest expense	3,235	3,774	6,661	7,846
Other costs (income), net	(1,211)	(146)	(1,704)	896
Minority interest in net income	181	257	388	397

Income before income taxes	63,493	70,993	120,667	127,286

Provision for income taxes	24,700	27,000	46,400	48,400

Net income	$38,793	$43,993	$74,267	$78,886

Basic earnings per share of common stock	$.73	$.83	$1.40	$1.49

Diluted earnings per share of common stock	$.72	$.82	$1.38	$1.47

Cash dividends paid	$0.28	$.26	$.56	$.52

Weighted average common shares outstanding	53,106	52,942	53,065	52,929
Weighted average common shares and common stock equivalents outstanding	53,829	53,773	53,818	53,688